The BlackRock High Yield Trust
NSAR Attachment 77J




For the year ended October 31, 2002, undistributed net investment income increased by $584,069 and paid in capital decreased by $584,069.

Fund				UNII 				Paid-
in-Capital

High Yield 			584,068
	(584,069)